 EX‑35.6

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of October 1, 2015, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Servicer and Special Servicer and U.S. Bank National Association, as Certificate Administrator and Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2015-HAUL (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.8 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Servicer during the period from October 1, 2015 through December 31, 2015 (the “Reporting Period”) , and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

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